UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 29, 2013

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54438	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 634-2239

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Appointment of Directors

On September 30, 2013 the Company’s board of directors appointed Reed Dickens and Daniel J. Neumann to its board of directors.

Each of Mr. Dickens and Mr. Neumann will receive annual cash compensation for serving on the board of directors of $50,000, payable quarterly commencing December 31, 2013. They will each also receive options to purchase 100,000 shares of the Company’s common stock.

Mr. Dickens has been the founder and principal of Dickens Capital Group, a corporate advisory business platform, since August 2009. From August 2009 to December 2011, Mr. Dickens served as the Chairman and CEO of Marucci Sports, which Forbes Magazine recognized as one of the most promising growth brands in America.  Mr. Dickens continues to serve on the board of directors of Marucci Sports.  From 2005 to 2009, Mr. Dickens served as the CEO of Outside Eyes, a firm that he founded.  Outside Eyes creates crisis management and branding strategies for a diverse and high-profile client list.  Mr. Dickens continues to serve as Outside Eyes’ senior strategist.  In addition, Mr. Dickens currently serves as a senior advisor to TPG Capital, L.P.’s portfolio of growth companies.  Between 2001 and 2003 Mr. Dickens served as assistant press secretary for President George W. Bush, where he assisted in managing the relationship between the White House Press Corps and the West Wing Press Office.  Since 2005, Mr. Dickens has traveled the country as a corporate speaker and frequently contributed on CNN, Fox News, and MSNBC.  Mr. Dickens received a Bachelor’s degree in Communications from Louisiana State University of Shreveport.  Mr. Dickens’ expertise provides a valuable and unique perspective to our board of directors in its oversight of the Company’s strategy, planning and operations and led our board of directors to conclude that he should serve as a director.  The Company expects to name Mr. Dickens to the audit committee and the governance, nominating and compensation committee.

Mr. Neumann is currently a Managing Director and Portfolio Manager with GRT Capital Partners, LLC, a Boston-based asset management firm, where he and several former BlackRock, Inc. colleagues are helping to launch a new energy sector investment platform.  From 2005 until joining GRT Capital Partners in May 2013, Mr. Neumann was a Managing Director and Portfolio Manager at BlackRock, Inc. While at Blackrock, Mr. Neumann managed The BlackRock Energy and Resources Trust (NYSE Ticker: BGR), an $800 million publically traded closed-end equity energy fund with the capability to invest globally and across all company sizes, including private equity. During this time, Mr. Neumann also assisted with the following portfolios: The BlackRock Resources and Commodities Strategy Trust (NYSE: BCX), The BlackRock All Cap Energy Fund (BACAX), and The BlackRock Small Cap Energy Fund (SSGRX).  Prior to his career at BlackRock, Mr. Neumann served as Vice President at State Street Research & Management, where he was a research analyst, generating investment ideas in the energy and related sectors. Prior to his work at State Street Research, Mr. Neumann worked an associate analyst with the Equity Research Department of Bank of America Securities, LLC and as an analyst in the Investment Banking and Financial Institutions Group for PaineWebber, Inc.  Mr. Neumann, a CFA Charterholder, received his Bachelor’s degree in Economics and English from Boston College.   Mr. Neumann’s expertise provides a valuable and unique perspective to our board of directors in its oversight of the Company’s strategy, planning and operations and led our board of directors to conclude that he should serve as a director.  The Company expects to name Mr. Neumann to the audit committee and the finance and operations committee.

Resignation of Directors

Conway Schatz resigned from the Company’s board of directors and all committees and subcommittees thereof effective September 29, 2013.  Marc Holtzman and Zhi Zhong Qiu resigned from the Company’s board of directors and all committees and subcommittees thereof effective October 1, 2013.  Mr. Schatz’s, Mr. Holtzman’s and Mr. Qiu’s resignations are not due to any disagreement with the Company on any matter related to the Company’s operations, policies or practices.  The Company thanks Mr. Schatz, Mr. Holtzman and Mr. Qiu for their invaluable services and contribution to the Company.  Mr. Holtzman and Mr. Qiu will be joining the Company’s international advisory board alongside Gov. Gray Davis and Devon Archer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: October 3, 2013		President and Chief Executive Officer